Exhibit 99.2

uniQure Announces Additional Data from Ongoing Phase I/II Studies of ifezuntirgene inilparvovec (AMT-130) in Huntington’s Disease Showing Continued Slowing of Disease Progression

~ In 12 high-dose patients at 48 months, both cUHDRS and TFC continued to demonstrate meaningful slowing of disease progression and clear dose-dependent response; the primary endpoint of cUHDRS showed 44% slowing of disease progression (non-significant p=0.144) and TFC showed a 61% slowing of disease progression (nominal p=0.008) ~

~ Updated data reflecting all 15 high-dose patients showed substantial treatment effect on both cUHDRS and TFC at 36 months, the timepoint that is the regulatory anchor for the submitted BLA and the confirmatory study; the new analysis demonstrated 80% slowing of disease progression based on cUHDRS (nominal p=0.005) and 67% based on TFC (nominal p=0.011) ~

~ Treatment effect at 48 months likely understated by substantial missing data and survivor bias in updated external control; post hoc analysis using prior external control showed slowing of disease of 54% on cUHDRS (nominal p=0.041) and 68% on TFC (nominal p=0.001) at 48 months ~

~ These positive data are meaningful for Huntington's disease patients who currently have no approved disease-modifying treatment options ~

~ Investor conference call and webcast today at 8:30 a.m. ET ~

Lexington, MA and Amsterdam, the Netherlands, September 29, 2026 — uniQure N.V. (NASDAQ: QURE), a leading gene therapy company advancing transformative therapies for patients with severe medical needs, today announced additional data from the ongoing Phase I/II studies of ifezuntirgene inilparvovec for the treatment of Huntington’s disease.

“Four years after a single administration, ifezuntirgene inilparvovec continues to show meaningful slowing of disease progression, further strengthening our conviction in its benefit for people living with Huntington’s disease," stated Walid Abi-Saab, M.D., chief medical officer of uniQure. "At 48 months, Total Functional Capacity (TFC), the primary measure of our confirmatory study, demonstrated consistent slowing of functional decline, with the absolute treatment benefit maintained in Month 48. Furthermore, the observed differences between the high and low doses on both composite Unified Huntington’s Disease Rating Scale (cUHDRS) and TFC are consistent with a dose-dependent treatment effect. The updated 36-month analysis, which now includes three additional high-dose patients, showed a substantial effect on cUHDRS and TFC, further reinforcing the data included in our license applications. We believe these data are clinically meaningful for Huntington’s disease patients, and we look forward to presenting them at a future scientific meeting.”

Topline Clinical Data at 36 months and 48 months1

Today's announcement comprises results from the ongoing Phase I/II studies at two timepoints, with a data cutoff of June 30, 2026. Twenty-nine patients have been treated with ifezuntirgene inilparvovec (n=17 high dose; n=12 low dose) across the studies’ first two cohorts. The new 36-month analysis now includes 15 high-dose and 12 low-dose patients, with three additional high-dose patients having reached that timepoint since the September 2025 analysis. The 48-month analysis includes 12 patients at each dose.

Outcomes for the 36-month and 48-month analyses were compared to propensity score-matched external controls (n=1,337 for high dose) from an updated ENROLL-HD natural history dataset with a September 2025 cutoff. As is common with longitudinal natural history studies, missingness of data increased with duration of follow-up, reaching 53% in the updated ENROLL-HD matched controls at 48 months. The Company’s analysis of the updated control showed that patients discontinuing follow-up were progressing materially faster than those remaining in the control group. The Company believes these factors likely understated disease progression in the control and the resulting treatment effect of ifezuntirgene inilparvovec at 48 months.

At the June 2026 Type B meeting, the FDA communicated that the 36-month data from 12 high-dose patients would be acceptable as the primary basis for the BLA submission under the accelerated approval pathway, and the submission was made accordingly. The BLA submission of ifezuntirgene inilparvovec predated the topline results announced today and these results were not part of the submission.

High-Dose Results at 36 Months (n=15)

•	cUHDRS showed 80% slowing of disease progression compared to the updated external control (nominal p=0.005). Treated patients had a mean change in cUHDRS from baseline of -0.28 compared to a change of -1.39 for the external control, a favorable treatment difference of 1.12 compared to baseline.

•	TFC showed 67% slowing of disease progression compared to the updated external control (nominal p=0.011). Treated patients had a mean change in TFC from baseline of -0.27 compared to a change of -0.82 for patients in the propensity score-matched external control, a favorable treatment difference of 0.55 compared to baseline.

•	Mean cerebrospinal neurofilament light protein (CSF NfL) was 6% below baseline (n=14).

High-Dose Results at 48 Months (n=12)

•	cUHDRS showed a 44% slowing of disease progression compared to the updated external control and did not reach statistical significance (p=0.144). Treated patients had a mean change in cUHDRS from baseline of -0.90 compared to a change of -1.61 for the external control, a favorable treatment difference of 0.71 compared to baseline.

•	TFC showed 61% slowing of disease progression compared to the updated external control (nominal p=0.008). Treated patients had a mean change in TFC from baseline of -0.37 compared to a change of -0.94 for the external control, a favorable treatment difference of 0.57 compared to baseline.

1 cUHDRS is the pre-specified primary endpoint for the 48 months analysis; all other p-values are nominal. The 36-month data included 15 high-dose patients; the 48-month analysis included 12 high-dose patients. Percentage slowing was sensitive to the magnitude of decline in the external control.

•	In a post-hoc sensitivity analysis using the prior ENROLL-HD external control, the 48-month analysis showed 53.5% slowing based on cUHDRS (nominal p=0.041) and 68.3% based on TFC (nominal p=0.001).

•	Mean cerebrospinal neurofilament light protein (CSF NfL) was 4% above baseline (n=11).

Dose Comparison at 48 Months (high dose n=12, low dose n=12)

•	The observed differences between the high and low doses are consistent with a dose-dependent treatment effect. At 48 months, mean change from baseline in cUHDRS was –0.91 in high-dose patients compared with −1.94 in low-dose patients, a difference of 1.03 in favor of the high dose. Mean change from baseline in TFC was −0.30 in high-dose patients compared with −0.70 in low-dose patients, a difference of 0.40 in favor of the high dose.

"Huntington’s disease does not slow on its own; the biology is one of inevitable progressive decline," stated Victor Sung, M.D., professor of neurology at the University of Alabama at Birmingham (UAB), director of the UAB Huntington’s Disease Clinic. “What I find particularly notable in the expanded data is the consistently meaningful treatment effect at 36 months, and the apparent stability of the functional capacity benefit through Month 48. We see this even as the rate of decline in the updated comparator dataset slowed, an anticipated shift which appears to reflect some attrition in the longitudinal external control data, and which does not reflect the typical clinical presentation of accelerating decline over time. Total Functional Capacity tracks things that matter the most to patients and families – ability to work, perform household chores and handle daily self-care activities. Seeing that treatment difference maintained at four years is meaningful for people living with this relentlessly progressive degenerative disease.”

Ifezuntirgene inilparvovec continues to be generally well-tolerated, with a manageable safety profile at both doses. The most common adverse events in the treatment groups were related to the administration procedure, and all have resolved. As previously disclosed, five high dose participants (17%) experienced a treatment-related serious adverse event (SAE) related to central nervous system inflammation, all of which fully resolved.

Since the September 2025 data readout, one suicide in a low-dose patient occurred, approximately five years after receiving treatment. This was assessed as unrelated to treatment by the study investigator. Suicidal ideation and completed suicide occur at substantially elevated rates in Huntington’s disease relative to the general population, and suicide is among the leading causes of death in those with the disease.

Investor Conference Call and Webcast Information

uniQure management will host an investor conference call and webcast today, Tuesday, September 29 at 8:30 a.m. ET. The event will be webcast under the Events & Presentations section of uniQure’s website at https://www.uniqure.com/investors-media/events-presentations, and following the event a replay will be archived for 90 days. Analysts wishing to participate in the question and answer session should access the live call by dialing (646) 307-1963 or toll-free (800) 715-9871 and entering conference ID 5075555. If you are joining the conference call, please join 15 minutes before the start time.

About Ifezuntirgene Inilparvovec (AMT-130)

Ifezuntirgene inilparvovec is a novel gene therapy candidate for the treatment of Huntington’s disease, which utilizes a proprietary, gene-silencing miQURE® platform and incorporates a miRNA, specifically designed to silence the huntingtin gene and the potentially highly toxic exon 1 protein fragment. Treated patients receive a single administration through targeted, MRI-guided, convection-enhanced stereotactic neurosurgical delivery directly into the striatum (caudate and putamen). Ifezuntirgene inilparvovec is the first investigational therapy for Huntington’s disease to have received Breakthrough Therapy and Regenerative Medicine Advanced Therapy (RMAT) designations from the FDA. Ifezuntirgene inilparvovec also holds Fast Track designation from the FDA.

About the Phase I/II Clinical Program of Ifezuntirgene Inilparvovec

uniQure is conducting two multi-center Phase I/II clinical studies evaluating the safety, tolerability, and efficacy of ifezuntirgene inilparvovec for the treatment of Huntington’s disease.

In total, the Phase I/II clinical studies have dosed 51 patients with ifezuntirgene inilparvovec. The U.S. randomized study enrolled 26 patients who received either a single administration of ifezuntirgene inilparvovec (n=6 low dose; n=10 high dose) or a sham procedure (n=10); four control patients subsequently crossed over to treatment after approximately 12 months. The European open-label study enrolled 13 patients (n=6 low dose; n=7 high dose). A third cohort of 12 patients explored both doses in combination with immunosuppression, and a fourth cohort of six U.S. patients is evaluating the high dose in patients with lower striatal volumes compared to those enrolled in previous cohorts.

Additional details are available on www.clinicaltrials.gov (NCT05243017, NCT04120493)

About Huntington’s Disease

Huntington’s disease is a rare, inherited neurodegenerative disorder that leads to motor symptoms including chorea, behavioral abnormalities and cognitive decline resulting in progressive physical and mental deterioration. The disease is an autosomal dominant condition with a disease-causing CAG repeat expansion in the first exon of the huntingtin gene that leads to the production and aggregation of abnormal protein in the brain. Approximately 75,000 people have Huntington’s disease in the U.S.2, EU3, and the UK4, with hundreds of thousands of others at risk of inheriting the disease. Despite the clear etiology of Huntington’s disease, there are currently no approved therapies to delay the onset or to slow the disease’s progression.

About uniQure

uniQure is delivering on the promise of gene therapy – single treatments with potentially curative results. The approvals of uniQure’s gene therapy for hemophilia B – an historic achievement based on more than a decade of research and clinical development – represent a major milestone in the field of genomic medicine and ushers in a new treatment approach for patients living with hemophilia. uniQure is now advancing a pipeline of proprietary gene therapies for the treatment of patients with Huntington's disease, refractory temporal lobe epilepsy, Fabry disease, and other severe diseases. www.uniQure.com

2 Yohrling G, et al. Neurology 2020;94(15 Suppl):954.

3 Medina A, et al. Mov Disord 2022;37(12):2327–2335

4 Furby H, et al. Eur J Neurol 2022;29(8):2249–2257.

uniQure Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as "anticipate," "believe," "could," “establish,” "estimate," "expect," "goal," "intend," "look forward to," "may," "plan," "potential," "predict," "project," “seek,” "should," "will," "would" and similar expressions and the negatives of those terms. Forward-looking statements are based on management's beliefs and assumptions and on information available to management only as of the date of this report. Examples of these forward-looking statements include, but are not limited to, statements concerning: the Company’s beliefs related to the factors that likely understate disease progression in the updated ENROLL-HD controls and the Company’s belief that ifezuntirgene inilparvovec meaningfully reduces disease progression based on its evaluation and view of certain measurements of disease progression. The Company’s actual results could differ materially from those anticipated in these forward-looking statements for many reasons. These risks and uncertainties include, among others: risks related to the Company’s Phase I/II clinical trials of ifezuntirgene inilparvovec, including the risk that such trials will be unable to continue to demonstrate data sufficient to support further clinical development or regulatory approval; the risk that the FDA ultimately concludes that the Phase I/II trial data are not sufficient to support a BLA or accelerated approval; the risk that more patient data become available that results in a different interpretation than the one derived from the year three and four data analyses, respectively; risks related to the Company’s interactions with regulatory authorities, which may affect the initiation, timing and progress of clinical trials and pathways to regulatory approval; whether the measurements that the Company is evaluating are viewed as robust and sensitive measurements of disease progression; whether RMAT designation, Breakthrough Therapy designation, or any accelerated pathway, if granted, will lead to regulatory approval; the Company’s ability to conduct and fund any required confirmatory study for ifezuntirgene inilparvovec; the Company’s ability to successfully complete any required confirmatory study for ifezuntirgene inilparvovec; the risk that accelerated approval, if granted, may be subject to post-approval requirements that are difficult or costly to satisfy; the Company’s ability to continue to build and maintain the infrastructure and personnel needed to commercialize ifezuntirgene inilparvovec, if approved; the Company’s effectiveness in managing current and future clinical trials and regulatory processes; the Company’s ability to demonstrate the therapeutic benefits of its gene therapy candidates in clinical trials; the continued development and acceptance of gene therapies; the Company’s ability to obtain, maintain and protect its intellectual property; and the Company’s ability to fund its operations and to raise additional capital as needed and on acceptable terms. These risks and uncertainties are more fully described under the heading "Risk Factors" in the Company’s periodic filings with the U.S. Securities & Exchange Commission (“SEC”), including its Annual Report on Form 10-K filed with the SEC on March 2, 2026, its Quarterly Report on Forms 10-Q filed with the SEC on May 5, 2026 and July 29, 2026, respectively, and in other filings that the Company makes with the SEC from time to time. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements and, except as required by law, the Company assumes no obligation to update these forward-looking statements, even if new information becomes available in the future.

uniQure Contacts:

FOR INVESTORS:	FOR MEDIA:

Chiara Russo	Tom Malone
Direct: 781-491-4371	Direct: 339-970-7558
Mobile: 617-306-9137	Mobile:339-223-8541
c.russo@uniQure.com	t.malone@uniQure.com